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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Selected Historical Consolidated Financial Data" and "Experts" in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Zilog, Inc. for the registration of 375,000 shares of its common stock and to the incorporation by reference therein of our report dated January 22, 1997, with respect to the consolidated financial statements of Zilog, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

San Jose, California
December 10, 1997